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FOR IMMEDIATE RELEASE

GLENCOE, IL - January 20, 1998

          TLII Liquidating Corp., formerly named Trans Leasing International, Inc. (NASDAQ symbol TLII), announced today that a liquidating distribution of $10.17 per share of its common stock would be made to holders of record as of the close of business on February 3, 1998. The company sold its business to General Electric Capital Corporation in December. After the record date, the stock transfer books will be closed and the shares will cease to be quoted on NASDAQ. Harris Trust and Savings Bank has been appointed paying agent for the liquidating distribution. Letters of transmittal to be used in surrendering stock certificates for payment will be mailed shortly after the record date.

          For information regarding surrender of certificates, call the paying agent at 312-461-5222.